Exhibit 10.17

Operating Agreement of

Turbine Powered Technology, L.L.C.

This Operating Agreement (the “Agreement”) of Turbine Powered Technology, L.L.C. (the “Company”) is executed on the dates set forth below, but effective as of the 22nd day of September, 2011 (the “Effective Date”), by and between:

Green Field Energy Services, LLC, (EIN # 11-3682539), a Louisiana limited liability company, whose mailing address is P.O. Box 2728, Louisiana 70502, represented by its duly authorized CEO, Michel B. Moreno (“GFES”); and

MTT Properties, LLC, (EIN # XX-XXX            ), a Louisiana limited liability company, whose mailing address is 298 Louisiana Road, Franklin, Louisiana 70538, represented by Ted Lee McIntyre, II, its duly authorized Member (“MIT”)

(collectively the “Members”).

RECITALS

The Parties have agreed to organize and operate a limited liability company according to the terms of, and subject to the conditions set forth, in this agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Members agree as follows.

DEFINED TERMS

When used in this Agreement, the following terms will have the meanings set forth below, unless the context requires otherwise or unless otherwise expressly provided elsewhere in this Agreement:

“Act” means the Louisiana Limited Liability Company Law contained in Louisiana Revised Statutes 12:1301, et seq. and any successor statute, as may be amended from time to time.

“Affiliate” means any entity controlling, controlled by, or under common control with another entity. For purposes of this Agreement, “control” means legal or beneficial ownership of more than 50% of the outstanding stock, membership interests, partnership interests, or other indicia of ownership or voting interests in an entity.

“Bankruptcy” means, and will be considered to have occurred if, (i) a petition for relief in bankruptcy or under any reorganization, arrangement, composition, readjustment, liquidation, or dissolution statute, law, or regulation providing for such relief is filed by or against a Member (defined below) or other Holder (defined below) with the United States Bankruptcy Court without a dismissal of the petition within 60 days after the filing; (ii) a Holder makes an assignment for the benefit of its creditors; or (iii) a Holder is adjudicated as bankrupt or insolvent.

“Capital Accounts” mean the individual accounts of the Holders established and maintained as set forth in Article 7.

“Capital Contributions” means the total amount of cash and the fair market value of any property (net of liabilities assumed or taken subject to) a Holder contributes or has contributed to the Company’s capital, as agreed to by the contributing Holder and the Company, and the total value of services a Holder contributes, or has contributed, or is to contribute to the Company. A Holder’s Capital Contributions includes any Capital Contributions made by a previous Holder attributable to an Interest that the current Holder acquired from the previous Holder, reduced by any distributions to the previous Holder made as a return of capital attributable to the Interest.

“Code” means the Internal Revenue Code of 1986, as amended. All references to sections of the Code include any corresponding provisions of succeeding law.

“Company” means Turbine Powered Technology, L.L.C.

“Dispose,” “Disposing,” or “Disposition” means a sale, donation, gift, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof whereby another person becomes the Holder of all or part of an Interest in the Company.

“Holder” means the direct owner of an Interest in the Company, whether or not the person or entity is a Member of the Company, but does not include an indirect owner, such as the owner of an interest in an entity that is a Holder in the Company. A Holder who is not also a Member of the Company will not have any right to vote or to otherwise participate in the Company’s management, and will have only those rights that an “assignee” who has not been admitted as a member of a limited liability company may have under the applicable provisions of the Act; that is, only the right to receive the distributions, to share in the profits and losses, and to receive the allocations of income, gains, losses, deductions, credits, or similar items that the assignor of such assignee would be entitled to, to the extent assigned or transferred, subject to any limitations or modifications of such rights by this Agreement.

“Interest” means a Holder’s entire ownership interest in the Company at any particular time, and all rights in the Company that the Holder is entitled to, including the Holder’s Units (defined below); all interest in profits, gains, losses, distributions, and capital; any right of the Holder to vote or participate in management (if the Holder is a Member); and any and all other benefits that a Holder may be entitled to under this Agreement and under the Act, together with the Holder’s obligations to comply with all of the terms and provisions of this Agreement and the Act. The Interest of a Holder who is not a Member is more limited than the Interest of a Member; among other things, a Holder who is not a Member may not vote or participate in the management of the Company to any extent, and does not have the right to withdraw from the Company for any reason.

“Member” means any person executing this Agreement as a member, or later admitted to the Company as a member under the terms of this Agreement, and has the same meaning as the term “member” under the Act, but does not include any person who has ceased to be a member of the Company, or any assignee or transferee who has not been admitted as a member of the Company under the terms of this Agreement.

“Percentage Interest” means the percentage interest in the Company owned by a Holder. The Percentage Interests of the Members as of the Effective Date are set forth in Article 2.

“Prime Rate” means the Prime Rate of interest published in the Wall Street Journal (currently in the section titled “Money Rates”) on a particular date.

“Regulations” means the income tax regulations promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means shares of ownership interests in the Company, representing the Interest of a Holder in the Company at any particular time. As set forth above, the rights associated with the Units owned by a Holder who is not a Member are more limited than those of a Member; among other things, a Holder who is not a Member may not vote or participate in the management of the Company to any extent, and does not have the right to withdraw from the Company for any reason. Initially, the Company has authorized 1,000 Units, with 100 Units, in the aggregate, issued to GFES and MIT, for a total of 100 Units now issued by the Company. The number of Units and the corresponding Percentage Interests owned by the Members as of the Effective Date are set forth in Article 2, The Company may, upon the vote of the Members holding at least 51% or more of the Percentage Interests, issue additional Units, although such Units may be issued as nonvoting Units or with other restrictions and limitations as the Members may require.

Other terms defined elsewhere in this Agreement have the meanings indicated where the terms are defined.

1.	ORGANIZATION

1.1 Effect of this Agreement. This Agreement supersedes and replaces any other Agreements between the members.

1.2 Amendments. The Members may agree to amend or supplement this Agreement or the Articles of Organization of the Company from time to time only by written instrument agreed to by a vote of the Members holding at least 51% or more of the Percentage Interests.

1.3 Formation. The Company has been formed as a Louisiana limited liability company by filing Articles of Organization in accordance with the Act effective as of August 1, 2011 (the “Formation Date”).

1.4 Governing Law. The Company has been formed in accordance with the laws of the State of Louisiana (the “Law”). If any provision of this Agreement conflicts with the Law, the terms of this Agreement will control, except that if the conflicting provision of the Law is a mandatory provision, and does not allow the members of a limited liability company to provide otherwise in an operating agreement or in any other agreement, then the terms of the Law will control, but only to the extent of the conflict.

1.5 Name. The Company’s name is “Turbine Powered Technology, L.L.C” The Company may conduct its business under whatever names the Members may desire.

1.6 Principal Office. The Company’s principal office and principal place of business will be located at 298 Louisiana Road, Port of West St. Mary, Franklin, Louisiana 70538.

1.7 Purpose. The Company has been formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and in any and all activities necessary or incidental to the foregoing.

1.8 Term. The Company will continue in existence for a term of 50 years following its Formation Date, unless sooner terminated under the terms of this Agreement or by operation of law.

1.9 Company Property. All property-real, personal, tangible, intangible, or mixed-acquired by, or contributed to, the Company, will be owned by the Company and titled in its name, and will not be owned individually by the Holders. Each Holder waives all right to require partition of any property owned by the Company, except as otherwise specifically provided for in this Agreement.

1.10 Certifying Officials. Persons dealing with the Company may rely on a certificate given by both: (a) Ted Lee McIntyre, II, Jeff Stary or Craig A. Ryan, and (b) Michel B. Moreno, Earl J. Blackwell, or Frank S. Slavich, III, to establish the membership of any Member, the authenticity of any Company records, or the authority of any person to act on the Company’s behalf, including, but not limited to, the authority to sell, exchange, lease, mortgage, pledge, or otherwise transfer assets of the Company (including all or substantially all of the assets of the Company), whether in the ordinary course of business or other than in the ordinary course of business; to incur indebtedness by the Company, whether in the ordinary course of business or other than in the ordinary course of business; to alienate, lease, or encumber the Company’s immovable (i.e., real) property; to enter into contracts, agreements, letters, cash sales, deeds, leases, assignments, mortgages, deeds of trust, security agreements, financing statements, promissory notes, pledge agreements, bands, guaranties, loan agreements, assignments of leases and rents, construction and other contracts, and any other contracts, instruments, or agreements by or on behalf of the Company; to merge or consolidate the Company; to dissolve and wind up the Company; to amend the Company’s Articles of Organization or Operating Agreement; or to take actions referred to in Louisiana Revised Statutes 12:1318(B).

2.	MEMBERS, UNITS, AND PERCENTAGE INTERESTS

2.1 Members, Units, and Percentage Interests. The Units and Percentage Interests owned by the Members in the Company are as follows:

Member	Units	Percentage Interest	Voting %

GFES	50	50%	50%

MTT	50	50%	50%

Total	100.00	100.00%	100.00%

Initially, there are no Holders other than the Members listed above. The addresses of the Members are set forth in the “appearances” section on the first page of this Agreement.

2.2 Additional Members. No other person or entity will be admitted to the Company as a Member except by vote of the Members holding at least 51% or more of the Percentage Interests and in compliance with the other provisions set forth in Section 15.1. Any additional or substituted Member will be allocated gain, loss, income, or expense as set forth in this Agreement and as is permitted by Section 706 of the Code.

3.	LIABILITY OF MEMBERS

3.1 Limited Liability Company. The Company is and will be a limited liability company within the meaning of the Act. The Members authorize whatever filings and the payment of any fees that may be required by law to retain this limited liability company status.

3.2 Limitation on Liability. No Holder (whether or not a Member) will be liable under a judgment, decree or order of the court, or in any other manner, for a debt, obligation, or liability of the Company, except as provided by law. No Holder will be required to loan the Company any funds. No Holder will be required to make any contribution to the Company by reason of a negative balance in its Capital Account, nor will a negative balance in a Holder’s Capital Account create any liability on the part of the Holder to any third party.

4.	PERCENTAGE INTERESTS

4.1 The Members. The initial Members of the Company are GFES and MTT.

4.2 Percentage Interests. The Percentage Interests (for both allocations purposes and voting purposes) are set forth in Article 2.1 above. A Member’s Percentage Interest will not be adjusted or changed even though the ratio of the Member’s Capital Account balance to the Company’s total capital changes, and a Member’s Percentage Interest may not be reduced without the Member’s consent.

5.	MANAGEMENT AND MEETINGS

5.1 Management. The management and control of the Company’s day to day affairs and business and the maintenance of the Company’s property will be performed, subject to the provisions of this Agreement, by one Manager, who will also have the title of “Chief Executive Officer,” and who will sometimes also be referred to as the “CEO” or the “Manager-CEO” of the Company. The Manager may, but is not required to be, a Member of the Company, and will be elected and appointed by a vote of the Members holding at least 51% or more of the Percentage Interests. If the Manager dies, resigns, or becomes disabled, a successor Manager will be appointed by a vote of the Members holding at least 51% or more of the Percentage Interests. The Manager may also be removed at any time and a successor appointed by a vote of the Members holding at least 51% or more of the Percentage Interests, subject to the terms of any written employment agreement entered into by the Manager and the Company. In such case, if the Manager is also a Member of the Company, the Manager will be entitled to vote on the issue of removal, and his Percentage Interest will be included in determining whether the required vote of the Members has been obtained. In addition, if the Manager enters an employment agreement with the Company, and the employment agreement is terminated for any reason, then for purposes of this Agreement, the Manager will be deemed to have likewise been removed as Manager and CEO of the Company, without the need for any vote by the Members. The powers and limitations of the Manager to act on behalf of the Company and other related matters are set forth in Article 5.13, below.

5.2 Authority to Bind. Except as provided in this Article 5 and in the Company’s Articles of Organization, no Holder (whether or not a Member), acting alone, or together with the other Holders, and no other person, will have the authority to bind or act for the Company, or assume any obligation or responsibility on its behalf.

5.3 No Rights of Non-Member Holders to Manage. A Holder who is not a Member will have no right to vote or otherwise participate in the management of the Company.

5.4 Meetings of the Members. The Members will meet periodically (but in no event less than once per calendar year), at such intervals and at times and places as agreed to by Members, upon notice delivered or mailed to each Member at its address set forth in the Company’s records, stating the date, time, and place of the meeting. Notices of regular meetings may be sent by regular mail, reputable express carrier, electronic mail, or may be hand-delivered, and must be delivered at least seven days before the date of the meeting. Unless otherwise agreed by the Members, all meetings will be held at the Company’s principal office at 298 Louisiana Road, Port of Vilest St. Mary, Franklin, Louisiana 70538. Holders who are not Members may but are not required to be invited to attend any meetings of the Members. If a Holder who is not a Member is invited to attend a meeting of the Members, the Holder will not be entitled to vote on any matter. Before each meeting of the Members, the Manager will provide the Members with the Company’s financial reports, reports of operations, and other items as are requested by the Members. Members will be provided with copies of the Company’s financial reports and reports of operations at least once per calendar year. Nothing in this Agreement will restrict a Member’s right to inspect and copy Company records upon reasonable request during ordinary business hours as provided under Louisiana law.

5.5 Special Meetings. Special meetings of the Members may be called by any Member owning a 10% or greater Percentage Interest, or by the Manager, upon notice delivered or mailed to each Member at its address set forth in the Company’s records, stating the date, time, place, and purposes of the meeting. Notices of special meetings may be sent by regular mail, reputable express carrier, electronic mail, or may be hand-delivered, and must be delivered at least seven days before the date of the meeting. Unless otherwise agreed by the Members, all special meetings will be held at the Company’s principal office at 298 Louisiana Road, Port of West St. Mary, Franklin, Louisiana 70538.

5.6 Waivers of Notice. A Member may waive notice of any meeting, before or after the date of the meeting, by delivering a signed waiver to the other Members to be included in the minutes of the meeting. A Member’s attendance at any meeting, in person or by proxy, (i) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within any purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

5.7 Voting by Members. On any and all matters submitted to the Members for a vote or for their consent or approval, each Member will be entitled to cast one vote for each 1% Percentage Interest owned by the Member. For voting purposes, the Percentage Interests deemed to be owned and held by the Members will be the Percentage Interests listed next to the names of the Members in Article 2.1 above. Fractional votes may be cast for each fraction of a Percentage Interest held by a Member. Except as otherwise specifically set forth in this Agreement, or otherwise required by law, all decisions to be made by the Members must be made by a vote of the Members owning 51% or more of the Percentage Interests. For example, if a provision states that a decision or approval is to be made “by the Members,” or “by the consent of the Members,” or “by a vote of the Members” or “by the approval of the Members” (without providing the percentage vote required for approval), then that decision or approval will be considered as validly made if the vote of Members owning 51% or more of the Percentage Interests. All decisions made at any time by the Members will, except as otherwise provided in this Agreement, be made under the requirements of this Article 5.7 in lieu of what is otherwise provided under the Act, unless, with respect to voting on a particular decision, the Act does not allow this Agreement or the Company’s Articles of Organization to override the Act.

5.8 Proxies. A Member may appoint another Member as its proxy to vote or otherwise act for the Member under a written appointment form executed by the appointing Member. A proxy appointment is effective when the Company receives it, and will be valid for eleven months unless otherwise expressly stated in the appointment form, but will not be valid for more than three years. A Member may appoint a person who is not a Member as its proxy, but only with the consent of all of the other Members, which consent may be withheld for any reason. Among other things, such consent may be conditioned on execution by such other person of an appropriate confidentiality agreement.

5.9 Quorum. At any meeting of the Members, the presence of Members holding 50% or more of the total Percentage Interests of all Members entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum. If at such meeting a quorum exists as to some, but less than all, of the matters scheduled to be considered at the meeting, the Members present may transact business at the meeting, and vote on those matters for which a quorum exists, but no vote may taken with respect to any matter as to which a quorum is not present.

5.10 Written Consents of Members in Absence of Meeting. Whenever the vote of the Members is required to authorize or constitute action by the Company, consent in writing to the action signed only by the Members holding the proportion of the Percentage Interests that is required by law, the Company’s Articles of Organization, or this Agreement (whichever provides the applicable voting requirements) to take the action will be sufficient, without the need for a meeting, provided that all Members entitled to vote on the action have been notified of the action and the consent to be signed for the action, so that they can determine whether or not they will elect to join in the consent.

5.11 Meetings by Telephone or Video Conference. Any or all Members may participate in any meeting of the Members by, or through the use of, a conference telephone or video conferencing or any other means of communication if all of the Members participating in the meeting can hear and speak to each other at the same time. Participation in a meeting by these means will constitute presence in person at the meeting.

5.12 Secretary. At any meeting of the Members, either the Secretary-Treasurer (described below) or another person appointed by the Manager-CEO for that purpose, will act as secretary of the meeting. The secretary of the meeting will prepare minutes of the meeting that will be placed in the Company’s minute books.

5.13 Day to Day Management. As set forth above, the management and control of the Company’s day to day affairs and business and the maintenance of the Company’s property will be performed, subject to the provisions of this Agreement, by one Manager of the Company who may, but who is not required to be, a Member of the Company, elected and appointed by a vote of the Members holding at least 51% of the Percentage Interests. The initial Manager, who will also have the title of Chief Executive Officer, will be Ted McIntyre, II. The Manager may also be sometimes referred to as the “CEO” or the “Manager-CEO” of the Company. The Manager-CEO will also be considered to be an “Officer” of the Company.

The Manager-CEO may appoint whatever other officers, assistants, and agents (also referred to, collectively, as “Officers”) he deems reasonable and necessary from time to time and assign to the Officers such duties and responsibilities as he shall determine from time to time. Any Officer may be removed at any time by the Manager-CEO or by vote of the Members.

5.13.1 Duties of Manager-CEO. The Manager-CEO will, subject to the direction of the Members and the limitations set forth in Article 5.13.2, below, have general charge and supervision of the Company’s ordinary, day to day business and affairs, subject to all limitations that are imposed by the terms of this Agreement or by operation of law. In that connection, the powers and responsibilities of the Manager-CEO will include, but not be limited to the right and authority to:

a. Engage independent attorneys, architects, surveyors, engineers, accountants, or other persons as is necessary or advisable, and to execute contracts, letters or agreements evidencing the terms of the engagement;

b. Take or approve actions with respect to dispositions of Company assets in the ordinary course of its business;

c. Borrow funds and execute promissory notes and loan agreements evidencing the Company’s obligation to repay the funds borrowed;

d. Contract for the construction, repair, or maintenance of buildings and other improvements to immovable property and execute all necessary documents;

e. Purchase liability and other insurance to protect the Company’s business;

f. Open, maintain, and close bank accounts and draw checks and other orders for payments of money; and

g. Take other actions and incur expenses on behalf of the Company that are necessary or advisable in connection with the conduct of the Company’s ordinary, day to day affairs and business.

5.13.2 Limitations on Management. Notwithstanding the foregoing, the Manager-CEO will not have the authority to, without the consent of the Members:

a. Sell, exchange, lease, mortgage, pledge, or transfer all, substantially all, or any material portion of the Company’s assets;

b. Undertake any other action, activity, obligation, or commitment by or on behalf of the Company that would require, involve, or result, either individually or annually in the aggregate: (i) in an expenditure or outlay of funds by the Company, or a commitment or obligation of the Company to pay, turnover, transfer, subject to any encumbrance, or otherwise dispose of, cash in excess of $1,000,000, or assets or other property with a value of more than $1,000,000; or (ii) in a commitment or obligation by the Company to otherwise become liable or obligated for any other obligations in excess of $1,000,000; or (iii) borrowing funds, executing promissory notes or loan agreements or incurring any indebtedness in excess of $250,000;

c. Merge or consolidate the Company or allow the Company to be a party to any merger or consolidation into or with any other entity;

d. Change the amount or character of the Company’s contributions to capital or without the consent of the Members, make distributions to any Holder, other than tax distributions required under this Agreement;

e. Change the character of the Company’s business;

f. Allow the Company to act as endorser, guarantor, or surety for the debt or obligations of any other person;

g. Utilize Company assets in any way for the furtherance of personal activities or activities unrelated to the Company’s business;

h. Initiate any Bankruptcy proceedings by or on behalf of the Company;

i. Dissolve the Company;

j. Commission any act that would make it impossible for the Company to carry on its ordinary business;

k. Cause or allow the Company to guarantee payment of the promissory notes, mortgage notes, collateral mortgage notes, hand notes, or any other indebtedness or obligations of any person, firm, corporation, partnership or other entity to any bank, savings and loan association or any other creditor or other entity whatsoever;

The parties recognize that if certain of the actions described in this Article 5.13.2, which require the consent of the Members, are expected to be taken in a particular fiscal year, consent for the actions may be obtained from the Members when the Company’s annual planning and budget for the fiscal year are finalized and submitted by the Manager-CEO to the Members for their review and approval at a meeting of the Members held for that purpose.

5.13.3 Duties of the Secretary-Treasurer. The Secretary-Treasurer will (a) when requested by the Manager-CEO, keep minutes of the proceedings of the Members, in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company records; (d) keep a register of the mailing address of each Member, which will be furnished to the Secretary-Treasurer by each Member; and (e) in general, perform whatever other duties are assigned by the Members or the Manager-CEO from time to time.

In addition, the Secretary-Treasurer will oversee and review the use and custody of the Company’s funds and securities and ensure that full and accurate accounts of receipts and disbursements in books belonging to the Company are kept and that all moneys and other valuable effects are deposited in the name and to the credit of the Company in those depositaries designated by the Manager-CEO. The Secretary-Treasurer will also oversee the disbursal of funds of the Company as may be ordered by the Manager-CEO, taking proper vouchers for the disbursements, and will render to the Manager-CEO and the Members, at the regular meetings of the Members or whenever they may require it, an account of all transactions as Secretary-Treasurer and of the financial condition of the Company. Further, the Secretary-Treasurer will in general perform whatever other duties are assigned by the Manager-CEO from time to time.

5.14 Compensation of Manager-CEO and Other Officers. The Manager-CEO and other Officers may receive such compensation as will be determined by vote of the Members.

5.15 Fiduciary Duties of Managers and Other Officers. Subject to any limitations and provisions set forth in this Agreement, each Manager and other Officer of the Company owes a fiduciary duty to the Company and the Members. In no case, however, will this duty extend beyond or be any broader than the duty required by the Act, as limited or modified by the terms of this Agreement and the Company’s Articles of Organization.

6.	OTHER OPPORTUNITIES; CONFLICTS OF INTEREST

6.1 Agreements with Holders. The Company may enter into agreements with one or more Holders or Affiliates of Holders to provide construction, management, marketing, legal, accounting, architectural, brokerage, development, or other services to the Company. The validity of any transaction, agreement, or payment involving the Company and any Holder or Affiliate of a Holder otherwise permitted by the terms of this Agreement will not be affected by reason of the relationship between the person and the Company or any of its Holders, and the Company will have the right to enforce such agreements and seek all legal or equitable remedies thereunder.

6.2 Voting Requirements. If the Company desires to enter into an agreement with any Member or any of the Members’s Affiliates, and entering into the agreement will require a vote of the Members, the Member with whom the agreement is to be entered, or with whose Affiliate the agreement is to be entered, will be entitled to vote, and its Percentage Interest will be included in determining whether the required vote of the Members has been obtained.

6.3 Other Opportunities. Notwithstanding anything to the contrary contained in the Act, if any Holder has a business or investment opportunity of any nature, the Holder will not have an obligation to offer, or otherwise make available, that opportunity to other Holders or to the Company.

7.	CAPITAL CONTRIBUTIONS

7.1 Capital Contributions. The Members have made Capital Contributions to the Company in the amounts identified or reflected on the books of the Company as of the Effective Date of this Agreement.

7.2 Additional Capital Contributions. GFES shall fund all operations of the Company in accordance with and in the amounts and at the intervals set forth in the budget attached hereto as Exhibit “A”; provided however, GFES shall not be required to fund amounts in excess of negative cash flow, except that GFES shall fund such amounts as the Members shall determine are reasonable and necessary to provide the Company with sufficient working capital levels to sustain operations. Any funding over and above the budget must be approved by the Members holding at least 51% of the Percentage Interests and shall be treated as additional capital contributions, unless the Members holding at least 51% of the Percentage Interests agree to allow the same to be treated as loans under Article 7A below. A Member’s Percentage Interest will not be adjusted or changed even though the ratio of the Member’s Capital Account balance to the Company’s total capital changes, and a Member’s Percentage Interest may not be reduced without the Member’s consent.

7.3 Interest On and Return of Capital Accounts. No Holder will be entitled to receive any interest on its Capital Contributions or its Capital Account. Further, no Holder will have the right to demand or receive a return of its Capital Contributions or Capital Account, except as specifically provided for in this Agreement.

7.4 Loans to Company by Holder. Any advance of money to the Company by a Holder in excess of its Capital Contributions described in Article 7.1 will be deemed an additional capital contribution under Article 7.2, unless otherwise agreed to by a vote of the Members holding at least 51% of the Percentage Interests. If a Holder loans the Company money, the Manager will, on behalf of the Company, execute a promissory note in favor of the loaning Holder, in the principal amount of the total amount advanced, with the note containing terms and conditions agreed on by the loaning Holder and the Company. Any funding of Company loans by a Holder will be considered a loan to the Company, will bear interest at the rate charged to the Holder to borrow the funds, and if not borrowed by the Holder, at the Prime Rate.

8.	CAPITAL ACCOUNTS; PROFITS AND LOSSES

8.1 Capital Accounts. An individual Capital Account will be maintained for each Holder in accordance with Section 704(b) of the Code and the Regulations promulgated thereunder. Each Holder’s Capital Account will be credited with the Holder’s (i) Capital Contributions, and (ii) allocations to the Holder of the Company’s income and profits (or items thereof), including profits exempt from tax, and income and gain (or items thereof), as computed for book purposes, and will be debited with (i) any distributions to the Holder in reduction of capital, and (ii) the Holder’s share of Company expenses and losses (or items thereof), including losses computed for book purposes, as set forth in the applicable Regulations.

These provisions regarding the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and will be interpreted and applied in a manner consistent with the Regulations. If the Members determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits to the Capital Accounts, are computed to comply with the Regulations, the Members may make the modification. The amounts debited or credited to the Capital Accounts will be adjusted with respect to (i) any property contributed to the Company or distributed to the Holders, and (ii) any liability secured by contributed or distributed property or assumed by the Company or the Holders, if the Members determine that such an adjustment is necessary or appropriate under Section 1.704-1(b)(2)(iv) of the Regulations. Property contributions or distributions will be reflected in the Capital Accounts at fair market value (net of liabilities), as determined by the Members. Also, if the values of Company assets are adjusted as permitted by the Regulations, the Capital Accounts of all Holders will be adjusted in accordance with Section 1.704-1(b)(2)(iv)(f) of the Regulations or Section 1.704-1(b)(2)(iv)(m) of the Regulations, as applicable, to reflect the aggregate net adjustment. The Members will also make any adjustments or modifications as necessary or appropriate (i) to maintain equality between the Capital Accounts and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, or (ii) if unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

8.2 Allocations of Profits and Losses. Except as otherwise specifically provided below, or as otherwise required by the Code or the Regulations, or as otherwise agreed by the Members, the net profits or losses and each item of income, gain, loss, deduction, or credit of the Company will be credited or debited to the Members (and any succeeding Holders) on a pro rata basis in accordance with their Percentage Interests listed next to their names Article 2.

8.3 Special Allocations for Contributed Property. Any item of income, gain, loss, deduction, or credit, including depreciation recapture, with respect to any property (other than money) that has been contributed by a Holder to the Company’s capital that is required to be allocated to the Holders under Section 704(c) of the Code so as to take into account the variation between the adjusted basis of the property for federal income tax purposes and its fair market value at the time of contribution will be allocated to the Holders in the manner required by Section 704(c) of the Code and the Regulations promulgated thereunder.

8.4 Qualified Income Offset. Notwithstanding any provision of this Agreement to the contrary, if in any taxable year of the Company a Holder unexpectedly receives an adjustment, allocation, or distribution described in Regulations Section 1.704,1(b)(2)(ii)(d)(4), (5) or (6), or an allocation of losses that causes the Holder to have a deficit Capital Account balance while any other Holder has a positive Capital Account balance, the Holder will be allocated items of income or gain in the amount of the deficit as quickly as possible and to the extent necessary required by Regulations Section 1.704.1(b)(2)(ii)(d). This provision is intended to constitute a “qualified income offset” within the meaning of Regulations Section 1.704.1(b)(2)(ii)(d).

8.5 Minimum Gain Chargeback. Except as set forth in Regulations Section 1.704-2(f)(2), (3), and (4) (with respect to “partnership minimum gain,” as defined in the Regulations), or Regulations Section 1.704-2(i)(4) (with respect to “partner non-recourse debt minimum gain,” as defined in the Regulations), if, during any taxable year, there is a net decrease in “partnership minimum gain” or “partner nonrecourse debt minimum gain,” before any other allocation under this Article 7 is made, each Holder will be specially allocated items of gross income and gain for that taxable year (and, if necessary, subsequent taxable years) in an amount equal to the Holder’s share of (i) the net decrease of “partnership minimum gain,” computed in accordance with Regulations Section 1.704-2(g)(2), or (ii) the net decrease of “partner nonrecourse debt minimum gain,” computed in accordance with Regulations Section 1.704-2(i)(5). Allocations of gross income and gain under this Article 7.5 will be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the “partnership minimum gain” or “partner nonrecourse debt minimum gain” attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. The Members intend that any allocation under this Article 7.5 will constitute a “minimum gain chargeback” under Regulations Section 1.704-2(f) or 1.704-2(i)(4), as applicable.

8.6 Adjustments to Tax Basis. In the event of an adjustment to the adjusted tax basis of Company property under Code Sections 732, 734 or 743, the Capital Accounts of the Holders will be adjusted to the extent provided in Section 1.704-1(b)(2)(iv)(m) of the Regulations.

9.	DISTRIBUTIONS

9.1 Income Distributions. Periodically, and at the discretion of the Members, cash and other assets may be distributed to the Holders. Except for those portions of liquidating proceeds that are required to be distributed to the Holders in accordance with their positive Capital Account balances as set forth in Article 18, all distributions will be made to the Holders on a pro rata basis in accordance with their Percentage Interests.

9.2 Tax Distributions. The Company will establish and maintain a cash reserve in an amount to be calculated by the Accounting Member named in Article 10.4.1, below, for the purpose of making distributions on a quarterly basis to the Holders to fund their payments of federal and state income taxes owed on the Company’s income. The tax reserve will be computed using the highest marginal combined federal and state income tax rate anticipated for any of the Holders. The Company will make distributions from the reserve to the Holders each quarter, on a pro rata basis in accordance with their Percentage Interests, on or before the due dates for the payment of estimated income taxes for the tax year by individuals as set forth in the Code, provided the Company has the cash available in the cash reserve to fund the distribution. If the Company’s actual income for the tax year exceeds the Company’s projected income for the tax year used to calculate tax distributions to the Holders during the year, the Company will make final distributions to the Holders within 60 days after the close of the Company’s tax year in amounts sufficient to fund the Holders’ payments of any additional tax liability due on the Company’s income.

10.	ACCOUNTING AND TAX MATTERS

10.1 Tax Status. Unless otherwise agreed by the Members, the Company will be qualified, treated, and maintained as a flow-through entity for federal and state income tax purposes.

10.2 Fiscal Year. The Company’s fiscal year will be calendar year.

10.3 Bank Accounts. All Company funds received from any and all sources will be deposited in the name of, and to the credit of, the Company in a bank or banks to be determined by the Manager-CEO, and may be withdrawn only with the approval and signature of the Manager-CEO and any other individuals so authorized in writing by the Manager-CEO.

10.4 Books, Records and Reports.

10.4.1 Maintaining Books and Records. Accurate books, records, and accounts will be prepared and maintained for the Company, in accordance with generally accepted accounting principles, consistently applied, or under any other permissible method of accounting that the Members may agree on, showing the Company’s assets, liabilities, operations, transactions, and financial condition. The books, records, and accounts will be prepared and maintained at the Company’s expense, but under the direction and subject to the management of MTT, as the Company’s “Accounting Member.” The books, records, and accounts will be maintained at the Company’s principal offices at 298 Louisiana Road, Port of West St. Mary, Franklin, Louisiana 70538, and each Member will have the right, upon reasonable notice given to the other Members, to inspect, extract and copy the books during the Company’s regular business hours.

10.4.2 Income Tax Returns. The Accounting Member will cause income tax returns for the Company to be prepared, at the Company’s expense, and filed with the appropriate authorities. Within 75 days after the close of each fiscal year, the Company will send to each person who was a Holder at any time during the fiscal year whatever information is needed to prepare the Holder’s federal and state income tax returns.

10.5 Income Tax Elections. In the event of a distribution of property made in the manner provided under Section 734 of the Code, or in the event of a transfer of any Company interest permitted by this Agreement made in the manner provided in Section 743 of the Code, the Accounting Member, on behalf of the Company, may, with the consent of all of the Members, file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Regulations promulgated thereunder.

Further, the Members agree that if requested by MTT, the Accounting Member will, on behalf of the Company, and without any further need to obtain the consent of any Member, file an election under Section 754 of the Code for the tax year 2006 in accordance with the procedures set forth in the applicable Regulations promulgated thereunder.

10.6 Audits of Income Tax Returns.

10.6.1 Tax Matters Member. The Tax Matters Member (“TMM”) for the Company will be the Accounting Member.

10.6.2 Advisors. The TMM may employ experienced tax advisors to represent the Company in connection with any audit or investigation of the Company by the Internal Revenue Service and in connection with all subsequent administrative and judicial proceedings arising out of the audit. The fees and expenses of such tax advisors will be an expense of the Company. Each Holder will be responsible for employing, at its own expense, tax advisors to represent its respective separate interests.

10.6.3 Proceedings. The TMM will keep the Holders reasonably informed of all administrative and judicial proceedings, as required by the Code, and will furnish to each Holder a copy of each notice or other communication received by the TMM from the Internal Revenue Service. The Company will bear and pay all expenses incurred by the TMM in serving as TMM. Any Holder has the right to participate in administrative or judicial proceedings relating to the determination of Company items. Each Holder who elects to participate in such proceedings will be responsible for any expenses incurred by the Holder in connection with its participation.

10.6.4 Authority. The TMM will have the authority to take the following actions:

a. File a Tax Court Petition;

b. Intervene in any action;

c. File any requests for administrative adjustment; or

d. Enter into any agreement extending the period of limitations.

The TMM will not have the authority, without the consent of the Holders, to enter into a settlement agreement with the Internal Revenue Service that purports to bind the Company or any Holder other than the TMM.

10.6.5 Indemnity. The Company will indemnify the TMM against any and all judgments, fines, amounts paid in settlement, and expenses (including reasonable attorneys’ fees, whether incurred before or at trial or during any appellate proceedings, and court costs) incurred by the TMM in any civil, criminal, or investigative proceeding in which the TMM is involved or threatened to be involved by reason of being the TMM for the Company, except for any liability that arises out of the TMM’s fraud, willful or intentional misconduct, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of its position as TMM.

11.	COMPENSATION AND FEES

Except as provided by separate agreement or as otherwise set forth in this Agreement no Member or other Holder will receive any compensation or fees for services rendered to or on behalf of the Company. But this does not limit the right of a Member, Holder, or other person to receive compensation in conjunction with his or its employment by the Company, and in particular, the Manager, who may be paid a reasonable compensation for services rendered to the Company as determined by the Members from time to time. Any of the foregoing persons will be entitled to reimbursement from the Company of all approved expenses reasonably incurred and property advanced by such person on the Company’s behalf.

12.	WITHDRAWAL AND ABANDONMENT

12.1 Withdrawal. No Member will have the right or power to withdraw as a Holder of the Company and obtain any amount from the Company or the other Holders in payment for the Interest in the Company held by the Member, except as set forth in this Article 12. A Member may withdraw as a Holder of the Company under the following conditions:

a. The Member may withdraw on the grounds that it has “just cause” arising out of another Member’s failure to perform a material obligation (“Withdrawal for Cause”); or

b. The Member may withdraw if it has requested and received the written consent of all the Members (“Withdrawal by Consent”).

For purposes of this Agreement, the term “just cause” will be interpreted to have the same meaning as the term “just cause” is interpreted to have under Section 1325 of the Act.

12.2 Terms Applicable to Withdrawal. In the event of a Withdrawal for Cause or a Withdrawal by Consent as allowed under this Agreement, the withdrawing Member will be entitled to receive a distribution from the Company in payment for the withdrawing Member’s Interest equal to the fair market value of the Interest as of the date of withdrawal. The value of the Interest will be calculated as of the date of the withdrawal by an independent certified public accountant or investment banking firm certified in business valuations selected jointly by the withdrawing Member and the non-withdrawing Members, taking into account all appropriate discounts affecting the value of the Interest. The amount of the distribution will be paid in cash, or, at the option of the non-withdrawing Members, in equal monthly installments (including interest at the Prime Rate) over a period of no more than three years, and amortized over a period of no more than three years, with the payment period selected by the non-withdrawing Members. In addition, if the withdrawing Member has guaranteed, endorsed, or acted as a surety with respect to any of the Company’s liabilities or indebtedness, the Company will request the creditors to whom the liabilities or indebtedness are owed to release the withdrawing Member from the guaranty, endorsement, or suretyship, but the failure to obtain the release will not give the withdrawing Member the right to void the withdrawal or give rise to any additional liability or obligation on the part of the Company or any of the other Members in favor of the withdrawing Member.

12.3 Rights of Non-Members. A Holder who is not a Member will not have the right to withdraw from the Company or obtain any amount from the Company or the other Holders in payment for the Interest held by the Holder (other than the payments to be received in a complete liquidation of the Company as provided in Article 18).

12.4 Abandonment. Any Holder, whether or not a Member, may, however, abandon its Interest in the Company at any time upon written notice to the other Holders without receiving any payment from the Company or the other Holders, but the abandonment will not relieve the abandoning Holder of any obligations arising under this Agreement or applicable law before the date of the abandonment. A written notice of abandonment will be treated as, and constitute, a voluntary forfeiture of the abandoning Holder’s entire Interest in the Company, and a waiver and forfeiture of all rights (if any) existing as of that time (i) to receive any distributions not made as of the date of the forfeiture, whether or not the distributions have previously been approved by the Members, and (ii) the balance in the Holder’s Capital Account. A positive balance in a Holder’s Capital Account, as of the date of abandonment, together with all Percentage Interests attributable to the abandoning Holder, will be deemed distributed as of that date on a pro rata basis, based on Percentage Interests, to all of the remaining Holders of the Company. An abandonment of an Interest by a Holder will be effective as of the date of notice to the Company and to the other Holders.

12.5 Liquidations of the Entire Company. This Article 12 does not apply to liquidations of the entire Company, which are provided for in Article 18.

13.	TERMINATION OF STATUS AS A MEMBER

13.1 Individual Members. A Member’s status as a Member of the Company, if the Member is an individual person, will immediately terminate, and the person (or his successor) will then be only a Holder who is not a Member, (i) upon the Bankruptcy of the Member, or (ii) if the Member dies, or (iii) if the Member is adjudged to be incompetent by a court of competent jurisdiction, or (iv) the Member is adjudged or deemed to be an “absent person” under Louisiana Civil Code Articles 47, et seq., or under any successor statutes or provisions, or (v) if the Member’s Interest in the Company, or any part thereof, is seized, and the seizure is not released within 60 days after the seizure.

13.2 Entity Members. A Member’s status as a Member of the Company, if the Member is a corporation, limited liability company, partnership, or other entity, will immediately terminate, and the entity (or its successor) will then be only a Holder who is not a Member, (i) upon the Bankruptcy of the Member, or (ii) if the Member dissolves or terminates, or (iii) if the Member’s Interest in the Company, or any part thereof, is seized, and the seizure is not released within 60 days after the seizure, or (iv) if the Member’s charter is revoked and is not reinstated within 60 days after the Member is given notice by the Company, or any Member, that its status as a Member will be terminated if the Member does not have its charter reinstated, or (v) if 50% percent or more of the membership interests, outstanding stock, partnership interests or other indicia of ownership of the Member becomes owned by a person or entity who was not an owner of the Member or of an Affiliate of the Member immediately before the change in ownership, or there occurs any other change in ownership of the Member, or in the status of its owners, that results in a change in the control of the Member, or in an absence of control of the Member, or in an absence of any person with the power, authority, and legal right to act on behalf of and validly bind the Member, or (vi) if the legal existence of such Member otherwise ceases.

13.3 Expulsion. A Member’s status as a Member of the Company, whether the Member is an individual or an entity, may be terminated, upon the consent of all of the Members, upon the entry of a final judicial decree by any court of competent jurisdiction, on the grounds that:

a. The Member engaged in wrongful conduct that adversely and materially affected the Company;

b. The Member willfully or persistently committed a material breach of this Agreement or of a duty owed to the Company or the other Members under this Agreement or any other agreement between the Member and the Company or the other Members; or

c. It is unlawful to carry on the business of the Company with the Member.

13.4 Effects. If a Member’s status as a Member terminates under the terms of this Article 13, or otherwise, the former Member or the Member’s assignee, transferee, successor, executor, administrator, guardian, conservator, curator, liquidator, or other legal representative, as a Holder who is not a Member of the Company, will, unless admitted as a Member of the Company as set forth in Article 15.1, below, be treated only as an assignee or transferee of the Member’s Interest, with only those rights set forth in Article 15.2.

14.	RESTRICTIONS ON DISPOSITION

14.1 Prohibited Dispositions. Except for dispositions that are permitted to be made by Holders as set out in Article 14.2, 14.3 and 14.4, below, no Holder may dispose of its Interest in the Company, or any part thereof that may now or hereafter be owned by the Holder, without obtaining the vote of the Members holding at least 51% or more of the Percentage Interests (excluding the Holder desiring to transfer its Interest), which approval may be withheld for any reason, or for no reason. Further, no Holder (whether or not a Member) may mortgage, pledge, subject to a security interest, or otherwise encumber its Interest in the Company, or any part thereof that may now or hereafter be owned by the Holder, without obtaining the vote of the Members holding at least 51% or more of the Percentage Interests (excluding the Holder desiring to encumber its Interest), which approval may be withheld for any reason, or for no reason. Any act in violation of this Article 14 will be null and void ab initio. If a transfer of a Holder’s Interest, or portion thereof, is effected by operation of law (e.g., following the death of a Holder who is an individual, or the termination of the legal existence of a Holder that is an entity), and the transfer may not, under applicable law, be nullified or voided by application of this Article 14, following the transfer, the Holder’s assignee, transferee, successor, executor, administrator, guardian, conservator, liquidator, or other legal representative, will, unless admitted as a Member of the Company as set forth in Article 15.1, below, be treated only as an assignee or transferee of the Holder’s Interest, with only those rights set forth in Article 15.2.

14.2 Permitted Disposition to Spouses or Descendants. Subject to the provisions for admission as a Member of the Company set forth in Article 15.1, below, any Holder may at any time dispose of all or a portion of its Interest in the Company to his spouse or direct lineal descendant(s) or a trust created therefor, without first obtaining the prior written consent of the Members and without first offering the same for sale to the Members. But unless admitted as a Member of the Company as set forth in Article 15.1, the spouse, direct lineal descendant(s), or trust created therefor will not be considered a Member, and will be treated only as an assignee or transferee of the Holder’s Interest, with only those rights set forth in Article 15.2.

14.3 Permitted Disposition to Affiliates. Subject to the provisions for admission as a Member of the Company set forth in Article 15.1, below, any Holder may at any time convey all or a portion of its Interest in the Company to an Affiliate of the Member, without first obtaining the prior written consent of the Members and without first offering the same for sale to the Members. But unless admitted as a Member of the Company as set forth in Article 15.1, the Affiliate will not be considered a Member, and will be treated only as an assignee or transferee of the Holder’s Interest, with only those rights set forth in Article 15.2.

14.4 Right of First Refusal. No Holder shall dispose of all or any portion of its Interest in the Company unless the Interest shall have been first offered for sale to the Members at the same price and on the same terms and conditions as the Holder seeking to dispose its Interest shall have been offered by a good faith purchaser dealing at arms-length. The offer shall be in writing and shall set forth the price and terms on which the Interest is offered for disposition. It shall be sent by registered or certified mail to each Member at the Member’s address shown on the Company’s books. The right to dispose of an Interest shall not exist until all other conditions of this Article 14.4 have been satisfied and all Members either waive the right to purchase or refuse the right in writing, or until they fail for a period of sixty (60) days after receipt of the written offer to accept it by compliance with the terms herein set forth. The Members shall have the right to purchase the Interest offered in the proportion in which those Members desiring to purchase the Interest own their Interests in the Company without regard to: (i) the Interest of any non-Member; (ii) the Interest of the Holder offering the Interest for sale; and (iii) the Interest of any Member not electing to purchase part of the offered Interest. After the expiration of the option period, no disposition at a price less than has been offered to the Members or on terms or conditions varying from those stated in the letter notifying the Members of a proposal to dispose, shall be valid, until the right shall have been re-offered to the Members to purchase the Interest proposed to be disposed of at the precise price and on the precise terms and conditions which were offered to or by the Holder who proposes to transfer his Interest. This right of first refusal shall not apply to a permitted disposition under Article 14.2 and 14.3. In the event of a disposition of an Interest to a non-Member under this Article 14.4, the acquiring party shall riot become a Member of the Company unless admitted as a Member in accordance with Article 15.

14.5 Elections. All notices and elections given or made under this Article 14 must be in writing, and will be deemed to be given or made when delivered or mailed in the manner required for notices in general under this Agreement as set forth in Article 22.7, below.

15.	ADMITTANCE AS A MEMBER

15.1 Admittance. No person or entity who is not a Member of the Company, including but not limited to a Holder who is not a Member (a “Non-Member”), may become, or be admitted or readmitted as a Member of the Company, unless:

a. Approved by a vote of the Members owning 51% or more of the Percentage Interests, excluding, in the case of a proposed transfer of its Interest in the Company by a Member to a Non-Member, the vote of the Member proposing the transfer to the Non-Member;

b. The Non-Member and, in the case of a proposed transfer of an Interest by a Member, the Member transferor, each executes and delivers such instruments as counsel for the Company deems necessary and desirable;

c. The Non-Member obligates itself in writing to be bound by all of the terms and provisions of this Agreement; and

d. The Non-Member pays all reasonable expenses (including, without limitation thereto, attorneys’ fees) incurred by the Company in the process of considering and admitting the Non-Member as a Member. These expenses will include the cost of a legal opinion of counsel selected by the Company that the proposed admission complies with all applicable laws.

No Non-Member assignee or transferee of an Interest of any Member or other Holder (including without limitation thereto, any judgment creditor of a Member or other Holder), regardless of how the Interest has been obtained by the assignee or transferee (i.e., by public or private sale, seizure, permitted disposition or otherwise), will be considered to be a Member or have the right to become a Member of the Company except if admitted as a Member as set forth in this Article 15.1. For example, if an individual Member who is married and his spouse become divorced, and the Member’s Interest in the Company, or any portion thereof, is transferred to his spouse as a result of or in connection with the divorce, then the spouse will be considered to be only an assignee or transferee of the Interest (i.e., a Holder who is not a Member), and will not be considered to be a Member or have the right to become a Member except if admitted as a Member as set forth in this Article 15.1.

15.2 Rights of Assignees. Any Holder of an Interest who (i) is an assignee or transferee of an Interest of a Member or other Holder (regardless of how the Interest has been obtained by the assignee or transferee), and who has not been admitted as a Member, or (ii) is a person or entity who was a Member (or is a successor to a former Member), but whose status as a Member has terminated, and who has not been readmitted as a Member, or (iii) has become a Holder who is not a Member for any other reason, will be treated only as an assignee of the Interest. As such, the Holder will not have any right to vote or to otherwise participate in the management of the Company. Further, the Holder will have only those rights that an “assignee” (as this term is used in the Act) who has not been admitted as a member of a limited liability company may be entitled under the applicable provisions of the Act (e.g., the right to receive distributions, to share in profits and losses, and to receive allocations of income, gain, loss, deduction, credit, or similar items that the assignor or transferor would have been entitled to), subject to any limitations or modifications of these rights by the provisions of this Agreement.

15.3 Rights of Acquiring Members. Notwithstanding any inference to the contrary in this Agreement, if a Holder who is a Member acquires the Interest of another Holder, regardless of whether or not the transferring Holder is a Member, the Interest acquired will be treated as the Interest of a Member if both of the following requirements are met by the acquiring Member

a. The transferring Member or other Holder and the acquiring Member execute and deliver such instruments as counsel for the Company deems necessary or desirable to effect the transaction; and

b. The acquiring Member obligates itself in writing to be bound by all of the terms and provisions of this Agreement with respect to the acquired Interest.

16.	PURCHASE OPTION AS TO A NON-MEMBER HOLDER’S INTEREST

The Company may, at any time, elect to purchase the Interest in the Company of any Holder who is not a Member, in complete liquidation and redemption of the Interest. In addition, any one or more Members may at any time elect to purchase the Interest of any Holder who is not a Member. If the Company elects to purchase the Interest of a Holder who is not a Member, and one or more Members also elect to purchase the Interest, unless otherwise agreed by the Members, the transaction will be structured and effected as a purchase and redemption of the Interest by the Company. If the Company, or Member or group of Members (“purchasing Members”), elects to purchase a Holder’s Interest as allowed under this Article 16, the Company, or the purchasing Members, as the case may be, will give the Holder written notice of the election to purchase the Holder’s Interest, and also give a copy of the notice to all of the Members of the Company. In the case of either a purchase of the Interest by the Company or by one or more purchasing Members, the price to be paid for the Interest will be equal to the value of the Interest as of the date the Company or the purchasing Members gives the Holder notice of the election to purchase, as calculated by an independent certified public accountant or investment banking firm certified in business calculations selected by the Members, taking into account all appropriate discounts affecting the value of the Interest. In the case of an election to purchase made by one or more purchasing Members, an election to purchase made by one Member will give the other Members the right to participate in the purchase. If there is more than one Member who elects to participate in the purchase, unless otherwise agreed by the purchasing Members, the purchase of the Holder’s Interest will be on a pro rata basis according to the relative Percentage Interests of the purchasing Members. In each instance set out in this Article, the election to purchase must be made on the entire Interest owned by the Holder. Closing will take place within 30 days after the election to purchase is delivered to the Holder. The purchase price may be paid in cash at closing, or at the option of the Company, or the purchasing Members, as the case may be, may be paid in the form of a promissory note providing for payments over a term of up to five years, bearing interest at the Prime Rate on that date plus 1%, and secured by a pledge of the Interest. The terms and conditions of this Article 16 shall apply to any Holder who is not a Member, including any Holder who is not a Member and has acquired an Interest through a permitted disposition under Article 14.2, 14,3 or 14.4.

17.	SEIZURE OF INTEREST OF A HOLDER

17.1 Option of Company. If all or part of the Interest of any Holder is seized by a creditor of the Holder, the Company will have the right and option to either (i) bond out the seizure, (ii) satisfy the debt for which the seizure was made, or (iii) take no action.

17.2 Cost of Bonding. If the Company elects to bond out the seizure, the Holder whose Interest was seized will be indebted to the Company for the premium and all other expenditures the Company incurs in bonding out the seizure.

17.3 Subrogation. If the Company satisfies the debt for which the seizure was made, the Company will be subrogated to all of the rights of the seizing creditor against the Holder who’s Interest in the Company was seized with respect to the debt so satisfied by the Company.

18.	TERMINATION

18.1 Dissolution. The Company will be dissolved and its affairs wound up upon the first to occur of the following:

a. The consent of the Members;

b. Entry of a decree of judicial dissolution under the Act: or

c. Expiration of the term set forth in Article 1.8.

18.2 Winding Up. On any voluntary dissolution of the Company, the Company will immediately begin to wind up its affairs. The Holders will continue to share profits and losses during liquidation and winding up in the proportions set out in Article 7.

The assets of the Company, excluding any intellectual property contributed by MIT to the Company, shall be liquidated, with the proceeds being applied to pay the Company’s debts and creditors identified in subparagraph a and b below as follows:

a. To pay the Company’s debts other than to Holders;

b. To pay, on a pro rata basis, the total of the amounts borrowed from and not repaid to Holders;

Then, the proceeds from the liquidation of Company assets, excluding any intellectual property contributed by MTT to the Company, will be paid:

c. To GFES, in preference and priority over all other Holders, in accordance with its positive Capital Account balance, until the Capital Account of GFES has been reduced to zero;

Then, the proceeds from the liquidation of Company assets will be paid:

d. To MTT, in preference and priority over all remaining Holders, in accordance with its positive Capital Account balance, until the Capital Account of MTT has been reduced to zero;

Then, any intellectual property MTT has contributed to the Company shall be transferred and distributed:

e. To MTT, in preference and priority over all Holders;

Any proceeds remaining after liquidation of the Company assets, excluding any intellectual property contributed by MTT to the Company, will be paid:

f. To any remaining non-Member Holders, in accordance with their positive Capital Account balances until the Capital Accounts have been reduced to zero; and

g. To pay the Holders in accordance with their respective Percentage Interests.

No intellectual property contributed by MTT to the Company shall be sold, liquidated or distributed to any Holder other than MTT as provided in subparagraph e above.

18.3 Gain or Loss on Winding Up. Any gain or loss on the disposition of Company property in the process of liquidating the Company will be credited or debited to the Holders in the proportions of their interests in profits or losses of the Company as specified in Article 7. Any property distributed in kind to a Holder in liquidating the Company will be treated as though the property had been disposed of at its fair market value and the proceeds distributed to the Holder to whom the property was distributed.

19.	INDEMNITY

19.1 Indemnity. The Company will defend, indemnify, and hold harmless an individual made a party to a proceeding because he is or was a director, member, manager, officer, organizer, employee, or agent of the Company against liability incurred in the proceeding, if he:

a. Conducted himself in good faith;

b. Reasonably believed that his conduct was in or at least not opposed to the Company’s best interest; and

c. In the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company will have the duty and the right to defend, retain counsel and pay for or reimburse the reasonable expenses incurred by or on behalf of a director, member, officer, organizer, employee, or agent of the Company who is a party to a proceeding in advance of final disposition of the proceeding, if:

a. The individual furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct described herein;

b. The individual furnishes the Company a written undertaking executed personally or on his behalf to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

c. A determination is made that the facts then known to those making the determination would not preclude indemnification under the law.

The undertaking required by this Article will be an unlimited general obligation, but need not be secured and may be accepted without reference to financial ability to make repayment.

19.2 Nonexclusivity of Rights. The indemnification and advance of expenses authorized in this article will not be exclusive to any other rights any member, officer, organizer, employee, or agent may be entitled to under any by-law, agreement, vote of disinterested members, or otherwise. This Agreement will not be interpreted to limit in any manner the indemnification or right to advancement for expenses of an individual who would otherwise be entitled thereto. This Agreement will be interpreted as mandating indemnification and advancement of expenses to the maximum extent permitted by law.

20.	REPRESENTATIONS AND WARRANTIES

Each of the parties and the persons signing this Agreement on the party’s behalf represent and warrant, with respect to the representing party, as follows:

20.1 Status. If the party is an entity, it is a corporation, a limited liability company, or a partnership that is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization.

20.2 Authorization. The party has the power, authority, and legal right to enter into and perform its obligations under this Agreement, and the persons signing this Agreement on behalf of the party have the authority to execute and deliver this Agreement on the party’s behalf.

20.3 Binding Obligation. This Agreement constitutes the valid and binding obligation of the party enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated, will constitute a violation or breach of (i) any provision of any contract or other instrument under which the party is bound, or by which the business, assets, or properties of the party may be affected or secured; or (ii) any order, writ, injunction, decree, statute, rule or regulation.

21.	ARBITRATION OF DISPUTES

If any dispute arises under this Agreement, it will be settled by binding arbitration in accordance with the provisions of this Article 21. Arbitration proceedings will be conducted in Lafayette, Louisiana, before a single arbitrator selected by the parties and in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. In the event of a conflict between this provision and the Commercial Arbitration Rules of the American Arbitration Association, this provision will govern. Any party may compel arbitration by giving notice to the other parties. If the parties cannot agree on the identity of a single arbitrator within 15 days after delivery of the arbitration notice, each of them will appoint one arbitrator and the party-appointed arbitrators will appoint, within ten days of the appointment of the last to be appointed, an arbitrator, who will serve as the sole arbitrator. If the party-appointed arbitrators fail to appoint the sole arbitrator within the time provided, then the sole arbitrator will be appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. No arbitrator (including the arbitrators who may be appointed by the parties in the dispute) will be related to or affiliated with, or have represented in a legal capacity any party hereto. The arbitrator will establish a schedule for the proceedings that will include a discovery period not to exceed 60 days, and will issue a final decision in writing. The arbitrator will have full authority to render any ruling in law or in equity, including without limitation, equitable remedies and specific performance of any obligation under this Agreement, The decision of the arbitrator will be final and binding on the parties and may be enforced in any court having jurisdiction. Each party will advance an equal share of the arbitrator’s fees and the administrative fees of arbitration. But the arbitrator will award to the prevailing party or parties all of the prevailing party or parties’ costs and fees.

The parties acknowledge that a breach of or a default under any of the terms and conditions of this Agreement may, in some cases, result in irreparable harm, and in such case, any remedies that the parties may have at law may be insufficient. Accordingly, the parties agree that in the case of a breach or default that could cause irreparable harm, nothing contained in this Section 21 will deny the aggrieved party of the right to seek injunctive relief in any court having jurisdiction.

22.	GENERAL PROVISIONS

22.1 Certificate of Membership. A Holder’s Units and Interest in the Company may be evidenced by a certificate issued by the Company and signed by the certifying officials named in the Company’s Articles of Organization. Any such certificates will contain a legend signifying that the certificates are subject to the terms of this Agreement and the restrictions on transfer contained in this Agreement, as may be amended from time to time, and that the Interest evidenced by the certificate is subject to change or can be transferred without surrendering the certificate.

22.2 Governing Law. This Agreement is governed by and must be interpreted under Louisiana law, without regard to its choice-of-law provisions.

22.3 Jurisdiction. Subject to the arbitration provision set forth above, each party agrees to submit to the personal jurisdiction and venue of the state and federal courts in the State of Louisiana in the judicial districts where the Company has its principal corporate office in Louisiana, and waives all questions of personal jurisdiction and venue, including, without limitation, the claim or defense that such courts constitute an inconvenient forum.

22.4 Expenses of Enforcement. In the event of a dispute, controversy or claim, arising out of or related to any provision of this Agreement, the prevailing party will be entitled to collect from the unsuccessful party or parties all costs and expenses, including reasonable attorney’s fees, incurred by the prevailing party and exercised in defending any of the rights or remedies under this Agreement or enforcing any of the terms, conditions or provisions of this Agreement.

22.5 Severability. If any part of this Agreement is held to be indefinite, invalid, or otherwise unenforceable, the rest of the Agreement will continue in full force.

22.6 Entire Agreement. This Agreement, the schedules and exhibits, if any attached hereto (which are fully incorporated into this Agreement), and any other agreement delivered in connection with this Agreement contain all the terms and conditions agreed on by the parties. Any previous agreements between the parties, whether written or oral, are replaced by this Agreement.

22.7 Notices. Except as otherwise specifically set forth in this Agreement, all notices required or permitted under this Agreement must be in writing and may be delivered in person, via a reputable express carrier, or by U.S. mail, postage prepaid, registered or certified mail, return receipt requested, or by e-mail (if receipt is confirmed) to the respective party at its mailing address, or e-mail address designated in the Company’s records. Notice sent by U.S. mail is deemed delivered and received three days after deposit with the U.S. Postal Service. Notice sent by a reputable express carrier is deemed delivered and received on the day receipted for by the party or its agent. Notice sent by email is deemed delivered and received as of the date and time of receipt indicated in the confirmation of receipt. The addresses of the parties set forth in the “appearances” section of the first page of this Agreement will be the initial designated mailing addresses for notices in the Company’s records. Any party may change its address or e-mail address for notices by giving the Company and the other parties written notice of the change.

22.8 Consents. Any and all consents required under this Agreement must be in writing.

22.9 Binding Effect. This Agreement is binding on the parties and their heirs, successors, and assigns.

22.10 Joint Drafting. The parties have jointly participated in negotiating and drafting this Agreement. If any question of intent or interpretation arises, this Agreement will be construed as if drafted by all parties.

22.11 Additional Actions. Each party agrees to execute additional instruments and take additional actions reasonably requested by the other parties to confirm or otherwise to carry out the intent and purposes of this Agreement.

22.12 Waiver. A party’s waiver of enforcement of any of this Agreement’s terms or conditions will be effective only if in writing. A party’s specific waiver will not constitute a waiver by that party of any earlier, concurrent, or later breach or default.

22.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which is considered an original.

22.14 Headings. All headings are for reference purposes only and do not affect the interpretation of this Agreement.

22.15 Gender; Singular and Plural. Wherever the context so requires, the neuter will include the masculine and the feminine, and the singular will include the plural, and conversely.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates reflected beneath their signatures.

WITNESSES:	Green Field Energy Services, LLC

/s/ Earl J. Blackwell	By: /s/ Michel B. Moreno
Printed Name: Earl J. Blackwell	Michel B. Moreno, Manager-CEO
Date: 10/24/2011

/s/ Charles R. Caswell

Printed Name: Charles R. Caswell

WITNESSES:	MTT Properties, LLC

Printed Name:	By: /s/ Ted McIntyre, II
Ted McIntyre, II, Manager
Date: 10/24/11

Printed Name: